Exhibit 99.2

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger (773) 864-6850
BALLY TOTAL FITNESS ANNOUNCES RESIGNATION OF PAUL TOBACK AS CHAIRMAN, PRESIDENT AND CEO;
BOARD APPOINTS DON KORNSTEIN INTERIM CHAIRMAN AND BARRY ELSON ACTING CEO
CHICAGO — August 11, 2006 — Bally Total Fitness Holding Corporation (NYSE: BFT) today announced the resignation, effective immediately, of Paul A. Toback as Chairman, President and CEO pursuant to a Separation Agreement dated August 10, 2006. The Company said that Don R. Kornstein has been appointed interim Chairman, and Barry R. Elson has been appointed acting CEO.
“Our primary near-term focus at Bally remains addressing the Company’s capital structure,” said Mr. Kornstein. “At the same time, we are continuing to aggressively execute our business plan to enhance the Company’s prospects for long-term success. Bally has a strong brand franchise and customer base, and we look forward to building on this platform to create value for shareholders,” said Mr. Kornstein.
Mr. Kornstein further stated, “On behalf of the Board of Directors, I wish to recognize the commitment and energy Paul Toback devoted to this Company as a director and officer and acknowledge his strong leadership of our management team and workforce during his tenure at Bally Total Fitness. We wish him well in his future endeavors.”
Mr. Toback stated, “I appreciate the opportunity I have had over nearly a decade in leadership roles at Bally. Through our efforts, we put the Company on a path of progress. Now is the time for others to bring their ideas and energy to the next phase of the Company’s development.”
The Board of Directors of Bally intends to explore options for a permanent replacement for Mr. Toback.
Mr. Kornstein was elected to the Bally Board of Directors in January 2006. He is founder and managing partner of Alpine Advisors LLC, a strategic, financial and management consulting firm serving a broad range of companies. Prior to founding Alpine Advisors, Mr. Kornstein served as Chief Executive Officer, President and Director of Jackpot Enterprises Inc., a New York Stock Exchange-listed company. Mr. Kornstein was also a Senior Managing Director in the investment banking department of Bear, Stearns & Co. Inc. for 17 years.
Mr. Elson was elected to the Bally Board of Directors in January 2006 and is a member of the Strategic Alternatives Committee. He served as Acting Chief Executive Officer and Director of Telewest Global, Inc., a provider of entertainment and communication services. Mr. Elson earlier also held the posts of Chief Operating Officer of Urban Media, President of Conectiv Enterprises, Executive Vice President at Cox Communications and Vice President of the New York Nets, New York Islanders and Colorado Rockies.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with approximately 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward looking statements in this release including, without limitation, statements relating to the Company’s or the Strategic Alternatives Committee’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: competition; success of operating initiatives, advertising and promotional efforts; acceptance of new product and service offerings; changes in business strategy or plans; availability, terms and development of capital; business abilities and judgment of personnel; general economic and business conditions; and other factors described in filings of the Company with the SEC.